Exhibit 99.1

FOR IMMEDIATE RELEASE

DUCKWALL-ALCO STORES ANNOUNCES

RESUMPTION OF STOCK REPURCHASE PROGRAM

Abilene, Kan. (August 13, 2008) – Duckwall-ALCO Stores, Inc. (NASDAQ: DUCK) announced today that it is resuming the Company’s stock repurchase program. The buy-back authorization made on March 23, 2006 approved the repurchase of 200,000 shares, of which 3,337 were repurchased in 2007, leaving 196,663 shares available to be repurchased.

“The Company now has a world-class management team and a bright future while its stock trades below book value. The Board believes buying back stock is an excellent use of capital,” Board Chairman Royce Winsten said.

About Duckwall-ALCO Stores, Inc.

Duckwall-ALCO Stores, Inc. is a regional retailer that specializes in meeting the needs of smaller, underserved communities throughout the central United States. The Company offers an exceptional selection of fashionable merchandise, quality products and recognized brand names at reasonable prices. Its specialty is delivering those products with the friendly, personal service its customers have come to expect. With 257 stores across 22 states, Duckwall-ALCO Stores is proud to have continually provided excellent products at good value prices to its customers for 107 years. To learn more about Duckwall-ALCO Stores, Inc. visit www.ALCOstores.com.

Forward-looking statements

This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (“the Act”). Any forward-looking statements are made by the Company in good faith, pursuant to the safe-harbor provisions of the Act. These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environments, and Company performance. Factors which could significantly change results include but are not limited to: sales performance, expense levels, competitive activity, interest rates, changes in the Company’s financial condition, and factors affecting the retail category in general. Additional information regarding these and other factors may be included in the Company’s 10-Q filings and other public documents, copies of which are available from the Company on request and are available from the United States Securities and Exchange Commission.

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For more information, contact:

Donny R. Johnson

Executive Vice President - Chief Financial Officer

785-263-3350 X164

email: djohnson@ALCOstores.com

or

Debbie Hagen

Hagen and Partners

913-652-6547

email: dhagen@hagenandpartners.com